                                                                    Exhibit 23.1




                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-29487 and 333-94759) pertaining to the Orphan Medical, Inc. 1994 Stock Option Plan and Employee Stock Purchase Plan and the Registration Statements on Form S-3 (Nos. 333-90651, 333-68701, 333-66651, 333-60197,
333-51287, 333-33552 and 333-82222) and in the related Prospectuses of our report dated February 15, 2002, with respect to the financial statements and schedule of Orphan Medical, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 28, 2002